Exhibit 99.1

Innovex Subsidiary Files Rehabilitation Petition

PLYMOUTH, Minn.--(BUSINESS WIRE)--April 8, 2010--Innovex (Pink Sheets: INVX) today announced that its subsidiary, Innovex (Thailand) Limited (“Innovex Thailand”) has filed a rehabilitation petition under Thailand law. The petition, which was dated and filed on March 30, 2010, was formally accepted by the Thai Court on April 2, 2010. In the petition, Innovex Thailand has requested for its business to be reorganized under the Bankruptcy Act in Thailand which allows for the continuation of its operations while the existing debts with all existing creditors are properly restructured. The decision from the Thai Court on acceptance and approval to reorganize the business in accordance with the petition is expected to be provided in June 2010. The petition filing pertains to the restructuring plans of the Company’s subsidiary, Innovex Thailand, and it does not extent to cover its parent, Innovex, Inc.

Additionally, as previously announced by the Company on January 6, 2010, the Company entered into an agreement with Standard Chartered Bank (Hong Kong) Limited (“SCB”) to restructure its capital structure, wherein SCB will purchase all of the Company’s outstanding bank debt, approximately $55 million, from Bank of Ayudhya Public Company Limited and TMB Bank Public Company Limited, at a discount from the total value outstanding and will also provide the Company with additional working capital. Currently, the process is still ongoing pending internal approvals within SCB, reaching acceptable agreements with the Company’s current banks on the final purchase price and arrangements or settlements with the Company’s other creditors.

About Innovex, Inc.
Innovex, Inc. is a leading manufacturer of high-density flexible circuit-based electronic interconnect solutions. Innovex’s products enable the miniaturization and increasing functionality of high technology electronic devices. Applications for Innovex’s products include data storage devices such as hard disk drives and tape drives, liquid crystal displays for mobile telecommunication devices and printers. Innovex is known worldwide for its advanced technology and world class manufacturing.

Safe Harbor for Forward Looking Statements
Except for historical information contained herein, the matters discussed in this press release are forward looking statements that involve risks and uncertainties, including the timely availability and acceptance of new products, impact of restructuring charges, changes in product mix, the impact of competitive products and pricing, effect of world-wide economic conditions on flexible circuit demand, changes in manufacturing efficiencies, the Company’s ability to qualify and ramp for new products, fluctuations in financial results, continued cash availability under Company credit facilities, ability to restructure the Company’s credit facilities and obtain short term working capital facility, continued forbearance by the Company’s banks from demanding immediate payment or applying any foreclosure process, fluctuations in currency rates and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission.

CONTACT:
Innovex, Inc.
Randy Acres, CEO, 763-383-4037
http://www.innovexinc.com